UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 26, 2013
Date of Report (Date of earliest event reported)

BB&T Corporation
(Exact name of registrant as specified in its charter)

Commission file number : 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of BB&T Corporation (“BB&T” or the “Company”) approved, pursuant to the BB&T Corporation 2012 Incentive Plan (the “2012 Plan”), the Company’s annual incentive performance awards (“AIPA”), long-term incentive performance (“LTIP”) awards for the 2013 – 2015 three-year performance period, and annual equity awards, consisting of restricted stock units (“RSUs”) and nonqualified stock options. These awards were granted to BB&T’s Executive Management group, which is the Company’s top level of management, and includes Kelly S. King, Chairman and Chief Executive Officer, and each of the “Named Executive Officers” included in the Summary Compensation Table in the Company’s proxy statement for the Annual Meeting of Shareholders that occurred on April 24, 2012 (the “2012 Proxy”). Except as described herein, the structure of the 2013 awards remained materially unchanged from the 2012 awards. For a description of the 2012 Plan, as well as the 2012 AIPA, LTIP awards, RSUs and stock option awards, please see the 2012 Proxy and the Company’s Current Reports on Form 8-K filed on February 24, 2012 and April 24, 2012. Significant changes to the terms of awards for 2013 are described below.

2013 AIPA Awards

Consistent with the 2012 AIPA awards, the 2013 AIPA performance measures are based upon BB&T’s earnings per share (“EPS”) and return on assets (“ROA”) performance, independent of each other, with each performance measure having a threshold, target, and maximum level of achievement. For the 2013 AIPAs, the maximum level of achievement for each performance measure will generate a payout of 150% of target, as compared to 200% for the 2012 AIPAs. With respect to EPS performance under the 2013 AIPAs, the threshold performance level has been reduced to 25% of target (from 50% for 2012), while the 2013 ROA threshold level remains at the 2012 level (50% of target).

As was the case with the 2012 AIPAs, the 2013 AIPAs for officers who are “Covered Employees” as determined by Section 162(m) of the Internal Revenue Code will be paid out of a pool equal to 1.5% of BB&T’s 2012 pre-tax income. Currently, each Covered Employee is also a Named Executive Officer. The achievement of the EPS and ROA corporate goals will be the basis for determining the actual 2013 AIPA payments to the Covered Employees by the Compensation Committee, subject to the Compensation Committee’s authority to exercise negative (but not positive) discretion with respect to such payouts.

LTIP Awards for 2013-2015 Performance Years

Consistent with the LTIP awards granted in 2012 (for the 2012-2014 performance cycle), the 2013 LTIP awards (for the 2013-2015 performance cycle) will be paid (if at all) based upon BB&T’s return on common equity (“ROCE”) performance relative to BB&T’s peer group’s average ROCE over the performance period. The principal changes to the 2013 LTIP awards relate to how the awards will be funded and paid. For the 2012 LTIP, the awards will fund (if at all) at the maximum (200% of target), target (150% of target) or threshold level (100% of target), subject to the Compensation Committee’s exercise of discretion to reduce (but not increase) funding within such band of performance by up to 50 percentage points. For the 2013 LTIP, the awards will be paid (if at all) at the actual level of performance, although the Compensation Committee generally retains discretion to reduce (but not increase) the payments. The payout percentages also have been reduced so that maximum performance generates a payment of 150% of target, with target performance generating a 100% of target payment and threshold performance generating a 50% of target payment.

2013 Equity Incentive Awards

Consistent with 2012, Executive Management’s 2013 equity grants consist of a combination of RSUs and nonqualified stock options. For 2013, the RSUs are given a heavier weighting relative to the stock options, with the 2013 RSUs constituting 80% of the equity award value to be delivered, as opposed to 60% for 2012.

The 2013 nonqualified stock options will vest ratably on each of the first three anniversaries of the award, as opposed to the 2012 nonqualified stock option awards, which vest ratably on each of the first four anniversaries of the award.

The 2012 RSU awards will cliff vest on the fourth anniversary of the award. The 2013 RSU awards have both a 3-year service-based vesting component (ratable vesting on each of the first three anniversaries of the award) and a 3-year performance-based vesting component, with vesting determined on a stand-alone annual basis at the end of each year of the 3-year period. For the 2013 RSU’s performance component to be satisfied, BB&T must either maintain an investment grade credit rating or not post an annual loss for the performance period. If the performance criteria is not met for a particular year, 20% of the unvested shares will be forfeited, subject to the satisfaction of the service-based vesting component, and the RSUs would not be subject to future performance-based forfeitures.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By: /s/ Cynthia B. Powell

Cynthia B. Powell
Executive Vice President and Corporate Controller
(Principal Accounting Officer)

Date: March 4, 2013